Exhibit 99.1

Press Release #201818	FOR IMMEDIATE RELEASE	August 13, 2018

Launch of Test Work and Drilling Program

Kelowna, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce the start of the second phase of bench-scale test work on lithium bearing clays from Clayton Valley, NV. The first phase has established that a synthetic brine high in lithium and low in magnesium can be produced by leaching at an elevated pH.

The testing and sampling program has been designed by Dr. John Thomas, B.Sc,M.Sc, Ph.D chemical engineering will consist of multi- phase program that will comprise solution testing through various ion exchange resins, reverse osmosis membranes that are standard in the industry to refine, concentrate and polish our lithium brines for conversion to Lithium carbonate or hydroxide. The first phase baseline has been completed and the brine testing results are below. The synthetic lithium brine samples were created using distilled water at room temperature and adding either CaOH or NaOH at maintained pH levels of 9, 10 and 11 for 2 hours. The ratio of 100g source material and 300ml distilled water at 20 degrees Celsius were used for this phase one testing program. It should be noted that the quantity of lime or sodium hydroxide used was small.

Sample #	Caustic used per tonne	pH	Li mg/l	Al mg/l	Ca mg/l	Fe mg/l	K mg/l	Mg mg/l	Na mg/l
TOP 1	NaOH 1.0kg	9.0	220	12	207	0.19	224	9.5	15,000
TOP 2	NaOH 2.5kg	10.0	260	<1	187	0.06	244	1.23	17,500
TOP 3*	NaOH 3.1kg	11.0	390	<1	7.7	0.13	379	2.02	31,500
TOP 4	CaOH 1.0kg	9.0	200	16	231	0.03	202	10.55	13,200
TOP 5	CaOH 2.5kg	10.0	240	3	411	0.10	233	2.7	16,000
TOP 6	CaOH 3.5kg	11.0	240	1	525	0.04	215	0.17	16,200

Takeaway’s from first phase of testing:

Testing has shown that an alkaline leach of Clayton Valley source rock produces synthetic brines with much lower impurities than synthetic brines produced by acid leach of the same rock.

Testing also showed that we can produce a lithium brine solution at a far lower cost by using either a CaOH or NaOH caustic solution versus H2SO4.

Note sample TOP 3 was created using 130g source rock and 300 ml solution.*

The next phase of testing will consist of evaluating the process design for producing various lithium salts using Ion Exchange media.

Dr. John Thomas, Technical Advisor of Enertopia Corporation, stated: "Technical work using the synthetic Lithium's brine samples from Clayton Valley, NV is progressing well. The test work creating a Lithium brine with industry leading low impurities is a big milestone toward developing the potential production of lithium salts and concentrate. We are looking forward to ongoing positive results of this work as we move forward.

NEXT STEPS:

The Company continues to work aggressively to unlock the value of the lithium-bearing rock at and near the surface at the Clayton Valley lithium project. The lithium bearing rock is contained in an uplifted block of sediments along the eastern flank of Clayton Valley, NV. Recently Cypress Development released a 43-101 indicating that they had outlined a large multi-million tonne Li2CO3 resource in similar sediments adjacent to our western project boundary. We believe this is a strong indication that there is resource potential on our project as well. The Company is reviewing several submitted 3rd party drilling quotes. The Company intends to conduct its first drill program prior to yearend and establish a near surface resource to be used for future pilot plant resource material.

“Enertopia looks forward to providing testing updates as each testing phase is completed and the next phase is undertaken. In parallel with the brine testing process the Company will provide drilling program updates and our ongoing project work at our 100% owned Clayton Valley, NV, Lithium project, as well as continuing due diligence in the technology and mineral sectors. Modern technology is revolutionizing ways to mine and protect our environment.” Stated President and CEO Robert McAllister

QA/QC of the synthetic brine assays were carried out by ALS Geochemistry of Vancouver, BC. Head grade rock analysis was completed using ME-ICP61, with synthetic brine analysis completed by using ME-MS14b, ME-ICP14, ME-ICP15.

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia:

A Company focused on using modern technology to build shareholder value. Enertopia is working to establish a lithium resource and at the same time working on extracting Lithium from its synthetic brine solutions by using industry leading proven technology.

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that a lithium resource will be outlined at the Clayton Valley, NV project or the bench testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The proposed drill program is financing dependent. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.